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                                                Exhibit (a)(iii) under Form N-1A
                                          Exhibit (3)(i) under Item 601/Reg. S-K

                                                  (Amd. #10) file stamped 4/4/96

                          AMERICAN LEADERS FUND, INC.

                             ARTICLES OF AMENDMENT


      AMERICAN LEADERS FUND, INC., a Maryland corporation having post office addresses in the City of Pittsburgh, Pennsylvania and the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Articles of Incorporation of the Corporation are hereby amended by striking Article SECOND and inserting the following in its place:

            "SECOND: The name of the Corporation is Federated American Leaders Fund, Inc."

      SECOND: The Board of Directors, in accordance with the authority granted under subparagraph (b)(i) of paragraph FIFTH of the Corporation's Articles of Restatement, dated April 30, 1993, hereby redesignates the classes of authorized shares of common stock of the Corporation as:

            Federated American Leaders Fund, Inc. Class A Shares Federated American Leaders Fund, Inc. Class B Shares Federated American Leaders Fund, Inc. Class C Shares Federated American Leaders Fund, Inc. Class F Shares

      THIRD: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders; and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

      FOURTH: These Articles of Amendment will become effective immediately upon filing with the State Department of Assessments and Taxation of Maryland.

      IN WITNESS WHEREOF, American Leaders Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Secretary and witnessed by its Assistant Secretary on March 29, 1996.


      The undersigned, John W. McGonigle, Executive Vice President and Secretary of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


ATTEST                              AMERICAN LEADERS FUND, INC.



/s/ Charles H. Field                /s/ John W. McGonigle
------------------------------      ---------------------------------
Charles H. Field                    John W. McGonigle
Assistant Secretary                 Executive Vice President and Secretary



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in process\485b\aoiam10.doc